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                                                                   EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 28, 1998 included in the Proxy Statement of ATL Products, Inc. that is made a part of the Registration Statement (Amendment 1 to Form S-4) and Prospectus of Quantum Corporation for the registration of 18,000,000 shares of its common stock. We also consent to the incorporation by reference therein of our report dated April 21, 1998 with respect to the consolidated financial statements and schedule of Quantum Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Palo Alto, California

August 21, 1998